Exhibit 21

Subsidiaries of the Registrant

Parent Company	Subsidiary	Percent Owned	State or Other Jurisdiction of Incorporation

WSFS Financial Corporation	Wilmington Savings Fund Society, Federal Savings Bank	100%	United States

	WSFS Capital Trust, III	100%	Delaware
	Montchanin Capital Management, Inc.	100%	Delaware

Wilmington Savings Fund	WSFS Investment Group, Inc.	100%	Delaware
Society, Federal
Savings Bank

Wilmington Savings Fund	1st Reverse Financial Services, LLC	51%	Illinois
Society, Federal
Savings Bank

Montchanin Capital	Cypress Capital Management, LLC	100%	Delaware
Management, Inc.